Exhibit 99.1

Blueknight Energy Partners, L.P.
Announces Fourth Quarter and Full Year 2011 Results

TULSA, Okla., March 13, 2012 -- Blueknight Energy Partners, L.P.  (“BKEP” or the “Partnership”) (NASDAQ: BKEP and BKEPP), a midstream energy company focused on providing integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products, today announced adjusted EBITDA of $19.8 million and $68.2 million for the three and twelve months ended December 31, 2011, respectively.  This represents increases of $6.7 million or 51% and $9.1 million or 15% as compared to the three and twelve months ended December 31, 2010, respectively.  An explanation of adjusted EBITDA, including a reconciliation of such measure to net income (loss), is provided in the section of this release entitled “Non-GAAP Financial Measures.”

The Partnership reported net income of $7.6 million on total revenues of $45.6 million for the three months ended December 31, 2011, compared to a net loss of $13.2 million on total revenues of $39.1 million for the three months ended December 31, 2010.  For the twelve months ended December 31, 2011, the Partnership reported net income of $33.5 million on total revenues of $176.7 million, compared to a net loss of $23.8 million on total revenues of $152.6 million for the twelve months ended December 31, 2010.  The Partnership’s financial results for twelve months ended December 31, 2011 were impacted by non-cash gains of approximately $22.1 million related to the change in estimated fair market value of the embedded derivative related to convertible debentures that were redeemed in the fourth quarter of 2011 and the rights offering liability that was settled in the fourth quarter of 2011.  For further information regarding the Partnership’s results of operations, please see the Partnership’s Annual Report on Form 10-K for the year ending December 31, 2011.

“Our financial results for the fourth quarter of 2011 reflect the successful completion of the recapitalization and resolution of predecessor litigation.   The recent payment of a quarterly distribution on our common units is a significant achievement.  Our first distribution since 2008, the payment is an indicator of the progress we have made to lay a foundation to support growth as we meet increased demand for our midstream services,” commented J. Michael Cockrell, Blueknight Energy Partners’ president and chief operating officer.

Alex Stallings, Blueknight Energy Partners’ chief financial officer added, “Revenues for the year increased $24.1 million or 16% as a result of increases in our crude oil pipeline, crude oil trucking and producer field services, and asphalt businesses.  Increases in crude oil pipeline revenues were driven by the addition of the Eagle pipeline and increased utilization on the southern portion of our Oklahoma mainline and East Texas pipeline systems.   Continued significant demand in West Texas for our crude oil trucking services and the producer field services business we acquired in late 2010 led to increases in revenue in crude oil trucking and producer field services. Furthermore, our asphalt services segment recorded a strong year on account of several customers exceeding annual contractual thresholds and the re-contracting of 43 of our 44 asphalt facilities, which, in the majority of instances, extended contract expiration dates to near the end of 2016.”

Results of Operations

The following table summarizes the financial results for the three and twelve months ended December 31, 2010 and 2011 (in thousands except per unit data):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2011	2010	2011

Service revenues:
Third party revenue	$31,189	$32,870	$129,083	$132,618
Related party revenue	7,904	12,712	23,541	44,089
Total revenue	39,093	45,582	152,624	176,707
Expenses:
Operating	24,215	29,117	97,655	114,843
General and administrative	9,417	3,247	20,454	17,311
Total expenses	33,632	32,364	118,109	132,154
Loss contingency, net of insurance recovery	7,200	—	7,200	—
Operating income (loss)	(1,739)	13,218	27,315	44,553
Other (income) expense
Interest expense	9,135	5,614	48,638	32,898
Change in fair value of embedded derivative within convertible debt	6,650	—	6,650	(20,224)
Change in fair value of rights offering contingency	(4,384)	(45)	(4,384)	(1,883)
Income (loss) before income taxes	(13,140)	7,649	(23,589)	33,762
Provision for income taxes	56	68	207	287
Net income (loss)	$(13,196)	$7,581	$(23,796)	$33,475
Allocation of net income (loss) for purpose of calculating earnings per unit:
General partners interest in net income (loss)	$(260)	$158	$(470)	$912
Preferred partners interest in net income	$—	$5,322	$—	$16,446
Accretion of discount on increasing rate Preferred Units	$—	$2,243	$—	$2,243
Beneficial conversion feature attributable to Preferred Units	$8,114	$10,198	$8,114	$43,259
Beneficial conversion feature attributable to repurchase of Preferred Units	$—	$(6,892)	$—	$(6,892)
Gain on extinguishment attributable to redemption of convertible debt, recorded as a capital transaction	$—	$(2,375)	$—	$(2,375)
Net loss available to limited partners	$(21,050)	$(1,073)	$(31,440)	$(20,118)

Basic and diluted net loss per common unit	$(0.61)	$(0.05)	$(0.91)	$(0.61)
Basic and diluted net loss per subordinated unit	$(0.61)	$—	$(0.91)	$(0.52)

Weighted average common units outstanding - basic and diluted	21,794	22,567	21,744	22,059
Weighted average subordinated units outstanding - basic and diluted	12,571	—	12,571	8,817

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measure of adjusted EBITDA.  Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization and impairment, expenses relating to refinancing debt or settlement costs, reserves established for litigation and other miscellaneous non-cash items.   The use of adjusted EBITDA should not be considered as an alternative to GAAP measures such as net income or cash flows from operating activities. Adjusted EBITDA is presented because the Partnership believes it provides additional information with respect to its business activities and is used as a supplemental financial measure by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others, to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure.

The following table presents a reconciliation of adjusted EBITDA to net income (loss) for the periods shown (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2011	2010	2011
Net income (loss)	$(13,196)	$7,581	$(23,796)	$33,475
Interest expense	9,135	5,614	48,638	32,898
Income taxes	56	68	207	287
Depreciation, amortization and impairment	5,219	6,576	22,226	23,642
Professional fees related to refinancing	2,400	—	2,400	—
Loss contingency, net of insurance receivable	7,200	—	7,200	—
Change in fair value of embedded derivative within convertible debt	6,650	—	6,650	(20,224)
Change in fair value of rights offering contingency	(4,384)	(45)	(4,384)	(1,883)
Adjusted EBITDA	$13,080	$19,794	$59,141	$68,195

Investor Conference Call

The Partnership will hold a conference call on Wednesday, March 14, 2012 at 1:00 p.m. Central Time (2:00 p.m. Eastern Time) to discuss fourth quarter and full year 2011 results. The conference call can be accessed through the Investors section of the Partnership's Web site at http://investor.bkep.com/presentations or by telephone at 1-877-317-6789. International locations may dial-in by calling 1-412-317-6789.

Participants should dial in five to ten minutes prior to the scheduled start time. An audio replay will be available on the Web site for at least 30 days, and a recording will be available by phone for 30 days. To hear the replay, call 1-877-344-7529 in the U.S. or call 1-412-317-0088 from international locations. The pass code for both is 10011351.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements concerning plans and objectives of management for future operations or economic performance or assumptions related thereto) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in our credit facility, our exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 7.8 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.6 million barrels of which are located at the Cushing Oklahoma Interchange, approximately 1,289 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 300 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.2 million barrels of combined asphalt product and residual fuel oil storage located at 44 terminals in 22 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is based in Oklahoma City, Oklahoma and Tulsa, Oklahoma. For more information, visit the Partnership’s Web site at www.bkep.com.

Contact:

BKEP Investor Relations, 918-237-4032

investor@bkep.com

or

BKEP Media Contact:
Brent Gooden, (405) 715-3232 or (405) 818-1900

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